Exhibit 99.1

For Immediate Release
Local.com and Idearc Media Renew and Expand Distribution
Agreement
Superpages.com’s Advertisers Receive Preferred Placement on Local.com’s
Expanded Network of Sites
IRVINE, CA, and DALLAS, TX, March 5, 2009 — Local.com® Corporation (NASDAQ: LOCM), a leading local search site and network, and Idearc Media LLC, home to Superpages.com® and publisher of the Verizon® Yellow Pages, today announced the renewal and expansion of their local advertising distribution agreement. Currently Idearc Media’s Superpages.com advertisers receive premium placement on Local.com, in addition to the Local.com network.
Under the expanded agreement, Superpages.com’s performance-based and subscription advertisers will receive preferred placement on the Local.com website. Performance-based advertising products generate revenue when consumers connect with advertisers by clicking on their listing or by calling their businesses.
“Superpages.com is committed to providing its clients with high quality traffic,” said Briggs Ferguson, Internet president of Idearc Media. “Our relationship with Local.com has proven to be a strategic relationship that delivers additional traffic to Superpages.com clients and expanding it will further benefit both our clients and Local.com users.”
The agreement provides preferred placement on Local.com’s network of more than 700 regional media sites, which is the largest local search syndication network in the U.S. The expanded agreement also includes distribution of enhanced content from Superpages.com advertisers including ratings and reviews and links to enhanced local business profile pages and videos.
“We are extremely pleased to be expanding our relationship with Idearc,” said Peter Hutto, senior vice president business development and sales, Local.com. “Spanning three years, this is a valuable alliance that builds upon our prior agreement by providing Superpages’ online advertisers with increased distribution, and Local.com consumers with even better access to additional local business content. In addition, the expanded agreement serves to further increase the monetization of our site and network.”
About Local.com®
Local.com (NASDAQ: LOCM) is the largest local search network in the United States. The company uses patented technologies to provide over 19 million consumers each month with the most relevant search results for local businesses, products and services on Local.com and over 700 regional media sites. Businesses can target ready-to-purchase consumers using a variety of advertising products. To advertise, visit http://corporate.local.com/advertisewithus or call 1-888-857-6722. For more information visit: www.local.com or http://corporate.local.com/.

About Idearc Media LLC
Idearc Media LLC, a subsidiary of Idearc Inc., delivers products on multiple platforms to help consumers find the information they want, wherever they are. Idearc’s multi-platform of advertising solutions includes Superpages.com(r), Superpages MobileSM, Superpages Mobile SM for BlackBerry(r), Switchboard.com, LocalSearch.comSM, Verizon(r) Yellow Pages, Verizon(r) White Pages, smaller-sized portable Verizon(r) Yellow Pages Companion Directories, FairPoint(r) Yellow Pages, FairPoint(r) White Pages, FairPoint(r) Yellow Pages Companion Directories, and Solutions on the Move(tm) and SuperpagesDirect(tm) direct mail packages. For more information, visit www.idearc.com.
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Media Contacts:
Cameron Triebwasser
Local.com
949-789-5223
ctriebwasser@local.com
Lisa Vilfordi
Idearc Media
972-453-3916
lisa.vilfordi@idearc.com
Investor Relations Contact:
Deirdre Skolfield, CFA
Local.com
949-789-5228
dskolfield@local.com